Exhibit 99.1

News Release

222 FAIRVIEW AVENUE NORTH, SEATTLE WASHINGTON 98109-5312 (206) 624-3900

Cascade Natural Gas Corporation Pursues

The Conservation Alliance Plan In Conjunction With A General Rate Case

For Immediate Release
Contact:	Larry C. Rosok
Cascade Natural Gas Corporation
206/381-6711

December 12, 2005 Seattle (Business Wire) Cascade Natural Gas Corporation (Cascade) today withdrew its application for the Conservation Alliance Plan filed on October 31, 2005 at the Washington Utilities and Transportation Commission (WUTC).  After careful consideration of all interested party comments, including the WUTC staff, Cascade determined the best course of action going forward is to pursue decoupling in conjunction with a general rate case.

“We listened and learned from the various interested parties, as well as the WUTC staff, during this process,” said Jon Stoltz, Senior Vice President, Regulatory & Gas Supply. “We believe that a general rate case, in association with our Conservation Alliance Plan, will assure all parties that we are working for the ultimate best interests of both our customers and Cascade.”

The Conservation Alliance Plan “decouples” recovery of the cost of providing service from the volume of natural gas that customers use.  Under Cascade’s current rate structure, cost recovery and profitability are tied to the volume of natural gas that customers use, creating a disincentive to promote conservation.

Cascade plans to file a general rate case associated with its Conservation Alliance Plan during the first quarter of 2006.  Cascade believes all parties favor a decoupling mechanism that allows the Company to continue to expand its already successful conservation efforts without adversely impacting its ability to earn a fair and reasonable return.

Cascade continues to work with the Oregon Public Utility Commission (OPUC) on its filing for decoupling in Oregon.  Cascade expects this process will be completed around the middle of January 2006.

Cascade Natural Gas Corporation (NYSE:CGC) is a local distribution company providing natural gas service to approximately 225,000 residential, commercial, and large industrial customers in the states of Washington and Oregon.

Forward Looking Statements

The Company’s discussion in this report, or in any information incorporated herein by reference, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, are forward-looking statements, including statements concerning plans, objectives, goals, strategies, and future events or performance.  The disclaimers under the caption “Forward-Looking Statements”, included in the Company’s Quarterly Report on Form 10-Q filed on August 8, 2005 for the quarter ended June 30, 2005, apply in their entirety to all forward-looking statements contained in this report.